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                                                                    EXHIBIT 99.1

           GENZYME ANNOUNCES PRICING OF CONVERTIBLE SUBORDINATED NOTES

CAMBRIDGE, Mass., May 3, 2001 -- Genzyme Corp. today announced that it has established terms for the private placement of 3 percent convertible subordinated notes that is expected to generate approximately $500 million. The sale of the notes is expected to close on May 8, 2001. Genzyme has also granted the initial purchasers of this offering a 30-day option to purchase additional notes of approximately $75 million.

The notes will be convertible into Genzyme General common stock (Nasdaq: GENZ) at a conversion price of $140.60 per share. The notes are due on May 15, 2021, and are first callable on May 20, 2004. Genzyme General expects to use the proceeds from the sale of the notes for working capital and general corporate purposes.

The securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell the notes, nor is Genzyme soliciting offers to buy them.

Genzyme Corp. is a biotechnology and health care products company that develops innovative products and services for major unmet medical needs.

Genzyme's releases are available at www.genzyme.com. They are also available from Genzyme's fax-on-demand service at 1-800-436-1443 within the United States or 1-201-521-1080 outside the United States.

CONTACT: Media Contact: Bo Piela, 617-252-7785, or Investor Contact: Sally Curley, 617-591-7140, both of Genzyme.